Exhibit 10.60
CONFORMED COPY

111 Eighth Avenue
New York, NY 10011
212-624-3700
As of December 10, 2008
William E. Pence
c/o WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011-5201
Dear Bill:
          The purpose of this letter is to (i) amend the letter agreement between you and WebMD Health Corp. (the “Company”) dated October 1, 2007 (the “Letter Agreement”; terms defined herein without definition have the meanings specified in the Letter Agreement) in a manner intended to bring the Letter Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder and (ii) describe the grant of nonqualified options and restricted stock made to you on December 10, 2008. Accordingly, your execution of this letter indicates your agreement to the amendment of the Letter Agreement as set forth below:
1.	The last sentence of Section 2(b) is hereby deleted.

2.	Section 5 is amended in its entirety to read as follows:
     “5. Termination of Employment. (a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex A attached hereto) prior to the fourth anniversary of the Employment Commencement Date, subject to Section 5(b) below and your continued compliance with the Trade Secret & Proprietary Information Agreement, you will be entitled: (i) to continue to receive, as severance, the Base Salary in effect on the date hereof for a period of one year (the “Severance Period”), payable as set forth in Section 5(c) below, (ii) if such termination occurs after the end of a calendar year but before the payment of a bonus for such prior year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than December 31 of the year in which your employment terminates and (iii) if you timely elect to continue your health coverage through COBRA, the Company will pay that portion of the COBRA premium that it would pay if you were an active employee with the same type of coverage through the Severance Period or, if earlier, until you are eligible for comparable coverage with a subsequent employer, in each case. In addition, in the event of the termination of your employment by the Company without Cause or by you for Good Reason prior to the fourth anniversary of the Employment Commencement Date, 25% of the Option will continue to vest and remain outstanding as if you remained in the employ of the Company through the vesting date following the date of termination; provided however, that in the event of the termination of your employment by the Company without Cause or by you for Good Reason within twelve (12) months following a Change of Control of the Company (as defined in the Equity Plan), (i) the Option will continue to vest and remain outstanding as if you remained in the employ of the Company through the second vesting date following the date of termination and (ii) 25% of the Restricted Stock will continue to vest as if you remained in the employ of the Company through the next vesting date following the date of such a termination; and provided further that such continued vesting is subject to your execution of the release described below in Section 5(b) and your continued compliance with the Trade Secret & Proprietary Information Agreement. In the event of termination of your employment for any other reason, you will receive compensation earned through the date of termination and your rights with respect to options and restricted stock will be as specified in the applicable option or restricted stock agreements.
     (b) In order to receive any of the benefits described in Section 5(a) under this Letter Agreement (the “Severance Benefits”), you must (i) execute and deliver to the Company a release of claims satisfactory to the Company (but which will not require release of any Company payments due to you that are otherwise payable at the date of termination of this Letter Agreement) within the time prescribed therein but in no event later than fifty (50) days of the date of your termination of employment and (ii) not revoke such release pursuant to any revocations rights afforded by law. The Company shall provide to you the form of release no later than three (3) days following your termination of employment. If you do not timely execute and deliver to the Company such release, or if you execute such release but revoke it, no Severance Benefits shall be paid.
     (c) The Severance Benefits described in Section 5(a)(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the one-year period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 5(a)(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that you have satisfied the requirements of Section 5(b) of this Letter Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 5(a)(i) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 6 below.
     (d) For purposes of this Letter Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.
     (e) All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.
     (f) Your entitlement to the payments of the Severance Benefits described in Section 5(a)(i) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.”
3.	Section 6 is hereby amended in its entirety to read as follows:
     “6. Section 409A.
     (a) Potential Six-Month Delay. Notwithstanding any other provisions of this Letter Agreement, any payment of the Severance Benefits under this Letter Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
     (b) Savings Clause. It is intended that any amounts payable under this Letter Agreement shall either be exempt from or comply with Section 409A of the Code (including Treasury regulations and other published guidance related thereto) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Letter Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this Letter Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.”
4.	The definition of Good Reason in Annex A of the Letter Agreement is amended in its entirety to read as follows:

“A termination of employment by you for “Good Reason” means your resignation of employment within one year of the occurrence (without your written consent) of any of the following conditions or events: (i) any material reduction in your base salary, (ii) a material reduction in your authority with the Company, (iii) any material breach by the Company of this Letter Agreement; provided, however, that none of the foregoing conditions or events shall constitute Good Reason unless (A) you shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.”
5.	Equity Grants. The Compensation Committee of the Board of Directors of the Company approved the following equity grants to you on December 10, 2008 (“date of grant”):
     (a) A nonqualified option (the “2008 Options”) to purchase 150,000 shares of the Company’s common stock under the Company’s Amended and Restated 2005 Long Term Incentive Plan (the “Plan”). The per share exercise price is the closing price of the Company’s common stock on the date of grant and the 2008 Options shall vest subject to your continued employment on the applicable vesting dates (except as set forth in the following sentences) in equal annual installments of 25% commencing on March 31, 2010 (full vesting on March 31, 2013). In the event of a termination of your employment by the Company without Cause or by you for Good Reason, the 2008 Options will remain outstanding and continue to vest until the next vesting date and if such termination occurs within 12 months following a Change of Control of the Company (as defined in the Plan), the 2008 Options would remain outstanding through the next two vesting dates, subject to your execution of a release of claims in a form approved by the Company and continued compliance with the Trade Secret and Proprietary Information Agreement; provided, however, that in no event shall a transaction between HLTH Corporation (“HLTH”) and the Company constitute a Change of Control and provided further that a Change of Control of the Company shall not be deemed to have occurred if a split-off, spin-off or other transaction that results in the Company no longer being a subsidiary or affiliate of HLTH that occurs in connection with a Change of Control of HLTH. The 2008 Options will have a term of ten years, subject to earlier expiration in the event of termination of employment in accordance with the Plan. Subject to the terms of this Section, the 2008 Options shall be evidenced by the Company’s standard form of option agreement.
     (b) 12,500 shares of Restricted Stock (the “2008 Restricted Shares”) under the terms of the Plan. The 2008 Restricted Shares shall vest and the restrictions thereon lapse in the same manner as the 2008 Options subject to your continued employment on the applicable vesting date. The 2008 Restricted Shares shall be evidenced by the Company’s standard form of restricted stock agreement.

          Except as set forth herein, the Letter Agreement remains in full force and effect.

Sincerely,

By:	/s/ Douglas W. Wamsley Name: Douglas W. Wamsley Title: Executive Vice President, General Counsel

Agreed to:	/s/ William Pence William Pence

Date:	December 18, 2008

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